Exhibit (a)(1)(F)

82 Devonshire Street
Boston, Massachusetts 02109
FIDELITY MANAGEMENT TRUST COMPANY
IMMEDIATE ATTENTION REQUIRED
August 10, 2009

Re:	Exchange Offer for Shares of Class A Common Stock of Revlon, Inc. — YOUR IMMEDIATE ACTION IS REQUESTED
Dear Plan Participant:
Our records reflect that, as a participant in the Revlon Employees’ Savings, Investment and Profit Sharing Plan (the “Plan”), all or a portion of your individual account is invested in the Revlon Stock Fund (the “Stock Fund”) which holds shares of Revlon, Inc. Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”). Revlon, Inc. (“Revlon”) has initiated an offer to exchange outstanding shares of Revlon’s Class A Common Stock for newly-issued shares of Revlon Series A preferred stock, $0.01 par value per share (the “Series A Preferred Stock”), on a one-for-one basis (the “Exchange Offer”).
Enclosed for your review are copies of the Offer to Exchange, dated August 10, 2009 (the “Offer to Exchange”) which describes the Exchange Offer and a Trustee Direction Form that require your immediate attention. As described below, you have the right to instruct Fidelity Management Trust Company (“Fidelity”), as trustee of the Plan, whether to tender for exchange some or all of the shares of Class A Common Stock attributable to your account under the Plan. To understand the Exchange Offer fully and for a more complete description of the terms and conditions of the Exchange Offer and the Series A Preferred Stock, you should carefully read the entire Offer to Exchange, including the “Risk Factors” associated with the Exchange Offer.
You must complete the enclosed Trustee Direction Form and return it to Fidelity’s tabulator in the enclosed return envelope so that it is RECEIVED by 4:00 p.m., New York City time, on September 3, 2009, unless the Exchange Offer is extended or terminated. As noted in the Offer to Exchange, Revlon has committed to publicly issue a press release announcing any extension of the Exchange Offer’s expiration date. In the case of an extension, if administratively feasible, the deadline for receipt of your Trustee Direction Form will be 4:00 p.m., New York City time, on the fourth business day prior to the expiration date of the Exchange Offer, as extended. Please complete and return the enclosed Trustee Direction Form even if you decide not to participate in the Exchange Offer. NO FACSIMILE TRANSMITTALS OF THE TRUSTEE DIRECTION FORM WILL BE ACCEPTED.
Given that the Series A Preferred Stock will not be listed, the Series A Preferred Stock Fund will not be open at this time to any transactions in the Plan including exchanges out, liquidations and withdrawals. Therefore, if you tender your shares of Class A Common Stock in the Exchange Offer and receive Series A Preferred Stock, your ability to liquidate these shares will be limited. However, if a trading market does develop for the Series A Preferred Stock, Revlon may direct Fidelity, if feasible, to implement mechanics that may allow you to trade in and out of the Series A Preferred Stock.
The remainder of this letter summarizes the Exchange Offer transaction, your rights under the Plan and the procedures for directing Fidelity with regards to the Exchange Offer.

BACKGROUND: Revlon has made an offer to exchange the outstanding shares of Revlon’s Class A Common Stock for newly-issued shares of Revlon Series A Preferred Stock, on a one-for-one basis. The enclosed Offer to Exchange sets forth the purpose, terms and conditions of the Exchange Offer, as well as the rights and preferences associated with the Series A Preferred Stock, and is being provided to all of Revlon’s stockholders.
The Exchange Offer applies to all outstanding shares of Class A Common Stock, including those held by the Plan. As of August 4, 2009, the Plan held approximately 129,866 shares of Class A Common Stock. Only Fidelity, as trustee of the Plan, can exchange these shares of Class A Common Stock in the Exchange Offer. Nonetheless, as a participant under the Plan, you have the right to direct Fidelity whether or not to tender for exchange some or all of the shares of Class A Common Stock attributable to your individual account in the Plan.
If you do not complete the enclosed Trustee Direction Form and return it to Fidelity on a timely basis, you will be deemed to have elected not to participate in the Exchange Offer and, unless otherwise required by law, no shares of Class A Common Stock attributable to your Plan account will be tendered for exchange in the Exchange Offer.
Neither Fidelity, Revlon, Revlon’s management, Revlon’s Board of Directors, nor the Plan’s Investment Committee makes any recommendation as to whether to direct the tender of shares of Class A Common Stock or whether to refrain from directing the tender of shares of Class A Common Stock, nor are any of the foregoing parties providing you with any investment, tax or other advice relevant to any investment decision relating to the Exchange Offer. EACH PARTICIPANT MUST MAKE HIS OR HER OWN DECISION ON THIS MATTER. YOU SHOULD CONSULT WITH YOUR OWN LEGAL, FINANCIAL AND TAX ADVISORS PRIOR TO MAKING ANY INVESTMENT DECISIONS AND YOU SHOULD CAREFULLY REVIEW ANY AND ALL MATERIALS RELEVANT TO PARTICIPATION IN THE EXCHANGE OFFER (INCLUDING WITHOUT LIMITATION THE “RISK FACTORS” SET FORTH IN THE EXCHANGE OFFER DOCUMENTS) PRIOR TO MAKING A DECISION.
LIMITATIONS ON FOLLOWING YOUR DIRECTION: The enclosed Trustee Direction Form allows you to specify the percentage of the shares of Class A Common Stock attributable to your account that you wish to tender for exchange in the Exchange Offer. As required by applicable law, Fidelity, as the Plan trustee, will disregard your instructions to tender Class A Common Stock if it determines that following them would result in a non-exempt prohibited transaction under the provisions of the Employee Retirement Income Security Act of 1974, as amended (including the rules, regulations and interpretations thereunder).
CONFIDENTIALITY: To assure the confidentiality of your decision, Fidelity and its affiliates or agents will tabulate the Trustee Direction Forms. Neither Fidelity nor its affiliates or agents will make the results of your individual direction available to Revlon or any other person, except to the extent that the consequences of such directions are reflected in reports regularly communicated to Revlon or otherwise required by law or regulation.
PROCEDURE FOR DIRECTING TRUSTEE: The enclosed Trustee Direction Form must be completed and returned to Fidelity if you wish to direct Fidelity with respect to the Exchange Offer. Please note that the Trustee Direction Form indicates the number of shares of Class A Common Stock attributable to your individual account as of August 4, 2009. However, for purposes of the final tabulation, Fidelity will apply your instructions to the number of shares of Class A Common Stock attributable to your account as of September 4, 2009, or a later date, if feasible, if the Exchange Offer is extended.
If you do not properly complete and return the Trustee Direction Form by the deadline specified, subject to any extensions of the Exchange Offer, shares of Class A Common Stock attributable to your account will be considered uninstructed and will not be tendered in the Exchange Offer, unless otherwise required by applicable law.
To properly complete your Trustee Direction Form, you must do the following:
(1)	On the face of the Trustee Direction Form, check Box 1, 2 or 3. CHECK ONLY ONE BOX:

•	CHECK BOX 1 if you want ALL of the shares of Class A Common Stock attributable to your individual account tendered in accordance with the terms of the Exchange Offer. Fidelity will round down your election to the nearest number of whole common shares and tender such shares into the Exchange Offer; any fractional common shares will remain in your account until you direct otherwise.

•	CHECK BOX 2 if you want to tender a portion of the shares of Class A Common Stock attributable to your individual account. Specify the percentage of shares of Class A Common Stock attributable to your individual account that you want to tender in accordance with the terms of the Exchange Offer. Fidelity will round down your election to the nearest number of whole common shares and tender such shares into the Exchange Offer; any fractional common shares will remain in your account until you direct otherwise. If this amount is less than 100%, you will be deemed to have instructed Fidelity NOT to tender the balance of the shares of Class A Common Stock attributable to your individual account under the Plan.

•	CHECK BOX 3 if you do not want any of the shares of Class A Common Stock attributable to your individual account tendered in accordance with the terms of the Exchange Offer and simply want the Plan to continue holding such shares of Class A Common Stock.

(2)	Date and sign the Trustee Direction Form in the space provided.

(3)	Return the Trustee Direction Form in the enclosed return envelope so that it is received by Fidelity’s tabulation agent at the address on the return envelope (P.O. Box 9142, Hingham, MA 02043) not later than 4:00 p.m., New York City time, on September 3, 2009, unless the Exchange Offer is extended, in which case the deadline for receipt of your Trustee Direction Form will be 4:00 p.m., New York City time, on the fourth business day prior to the expiration of the Exchange Offer, as extended, if administratively feasible. If you wish to return the form by overnight mail or other delivery service, please send it to Fidelity’s tabulation agent, at Tabulator, 60 Research Road, Hingham, MA 02043.
You may withdraw your direction at any time until 4:00 p.m., New York City time, on September 3, 2009, unless the Exchange Offer is extended, in which case the deadline for receipt of your notice of withdrawal will be 4:00 p.m., New York City time, on the fourth business day prior to the expiration of the Exchange Offer, as extended, if administratively feasible. In order to make an effective withdrawal, or otherwise change your desired election, you must submit a new Trustee Direction Form, which may be obtained by calling Fidelity at 1-800-835-5095. Upon receipt of a new, completed, signed and dated Trustee Direction Form, your previous direction will be deemed cancelled. Please note that Fidelity will follow the last timely, properly completed direction received from you.
As described in the Offer to Exchange, Revlon has the right to extend the Exchange Offer. In the event of an announced extension, you may call Fidelity at 1-800-835-5095 to obtain information on any new Plan participant direction deadline. Further, if the Exchange Offer is extended, if administratively feasible Fidelity will send a new letter to Plan participants with information regarding the new expiration date, participant deadlines and restrictions on certain participant transactions involving the Stock Fund (see “Effect Of Exchange Offer On Your Account,” below).
After 4:00 p.m., New York City time, on September 3, 2009, the deadline for providing directions to Fidelity (unless such deadline is extended), Fidelity and its affiliates or agents will complete the tabulation of all Plan participant directions and Fidelity, as trustee, will tender for exchange the appropriate number of shares of Class A Common Stock on behalf of the Plan. Unless the Exchange Offer is terminated or amended in accordance with its terms, all shares of Class A Common Stock properly offered to be exchanged will be exchanged on a one-for-one basis for shares of Series A Preferred Stock. Please note that under the terms of Exchange Offer, if at least 10,117,669 shares of Class A Common Stock not owned by MacAndrews & Forbes Holdings Inc. (Revlon’s majority shareholder) and its affiliates are not tendered in the Exchange Offer, the Exchange Offer will not be consummated and the Plan will continue to hold shares of Class A Common Stock attributable to your account until you direct otherwise.

AS IS THE CASE WITH ANY INVESTMENT UNDER THE PLAN, INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT RECEIVE ANY SHARES OF SERIES A PREFFERED STOCK DIRECTLY. ALL SHARES OF SERIES A PREFERRED STOCK WILL BE RECORD-KEPT BY THE FIDELITY AND CREDITED TO PARTICIPANTS’ ACCOUNTS. PLAN PARTICIPANTS MAY DIRECT SALES OR EXCHANGES ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN, SECURITIES LAWS AND THE COMPANY’S SECURITIES TRADING POLICY. AGAIN, PARTICIPANTS SHOULD REVIEW THE RISK FACTORS ASSOCIATED WITH THE EXCHANGE OFFER SET FORTH IN THE OFFER TO EXCHANGE.
EFFECT OF EXCHANGE OFFER ON YOUR ACCOUNT: Temporary Suspension of Certain Activities — If you direct Fidelity to tender for exchange some or all of the shares of Class A Common Stock attributable to your Plan account, then, beginning at 4:00 p.m. New York City Time on September 4, 2009, certain transactions involving the Stock Fund under your account will be prohibited until all processing related to the Exchange Offer has been completed, unless the Exchange Offer is terminated or extended. Specifically, all loans, distributions, withdrawals and exchanges out of the Stock Fund will be prohibited during this time. (Balances in the Stock Fund will be utilized to calculate amounts eligible for loans and withdrawals throughout this period.) If you direct Fidelity to NOT tender for exchange any of the shares of Class A Common Stock attributable to your account or you did not provide directions to Fidelity in a timely and complete manner, you will continue to have access to exchanges out, loans, withdrawals and distributions from the Stock Fund, subject to Plan rules and Revlon’s Securities Trading Policy.
If you direct Fidelity to tender for exchange some or all of the shares of Class A Common Stock attributable to your Plan account, the period during which loans, distributions, withdrawals and exchanges out of the Stock Fund will be prohibited is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this “blackout period” may affect your retirement planning, as well as your overall financial plan.
Because you will be unable during the “blackout period” to sell shares of Class A Common Stock held in your Plan account, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify your investments in the Class A Common Stock during the “blackout period”. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. If the Class A Common Stock has a wide price swing, you might have a large loss during the “blackout period”, and you would not be able to direct the sale of Class A Common Stock from your account during the “blackout period”.
If you have tendered shares of Class A Common Stock in the Exchange Offer, in the event that the Exchange Offer is extended, the “blackout period” involving the Stock Fund will, if feasible, be temporarily lifted until three business days prior to the new expiration date of the Exchange Offer, as extended, at which time a new “blackout period” will commence. You can call Fidelity at 1-800-835-5095 to obtain updated information on expiration dates and deadlines and to determine whether the “blackout period” has started or ended.
Federal law generally requires that you be furnished notice of a “blackout period” at least 30 days in advance of the last date on which you could exercise your rights immediately before the commencement of any “blackout period”. The reason for the notice is to provide you with sufficient time to consider the effect of the “blackout period” on your retirement and financial plans. This notice about the “blackout period” is being provided to you as soon as reasonably practicable following the launch of the Exchange Offer. As noted above, if you have any questions concerning the “blackout period,” you should contact Fidelity at 1-800-835-5095.
Effect on Your Account — As described in the Offer to Exchange, if the Exchange Offer is consummated, Revlon has committed to use its reasonable best efforts to cause the remaining, unexchanged shares of Class A Common Stock to continue to be listed on the New York Stock Exchange (the “NYSE”), or in the event of a delisting from the NYSE, an alternative securities exchange; however, as noted in the Offer to

Exchange, there can be no assurance that any such listing will be maintained. If Revlon cannot obtain a listing for the shares of Class A Common Stock on any securities exchange, it will use its reasonable best efforts to cause a market to be made for the shares of Class A Common Stock. In the event the Class A Common Stock is not listed on any securities exchange and no market is made for the Class A Common Stock, transactions involving the Stock Fund will be suspended indefinitely.
Fidelity will not serve as trustee of the Series A Preferred Stock but will record-keep such shares received in the Exchange Offer in the Revlon Preferred Stock Fund within the Plan. As described in the Offer to Exchange, Revlon does not intend to have the Preferred Stock listed on any securities exchange. Accordingly, there can be no assurance that any market for the Series A Preferred Stock will develop or, if one does develop, that it will be maintained. As a result, the Series A Preferred Stock Fund will not be open at this time to any transactions in the Plan including exchanges out, liquidations and withdrawals. Therefore, if you tender your shares of Class A Common Stock in the Exchange Offer and receive Series A Preferred Stock, your ability to liquidate these shares will be limited. However, if a trading market does develop for the Series A Preferred Stock, Revlon may direct Fidelity, if feasible, to implement mechanics that may allow you to trade in and out of the Series A Preferred Stock. Again, participants should review the “Risk Factors” associated with the Exchange Offer set forth in the Offer to Exchange.
Any dividends declared and distributions received on shares of Series A Preferred Stock in accordance with the terms of the Series A Preferred Stock will be allocated to the default fund under the Plan (currently, the Fidelity Freedom Income Fund). You may call Fidelity at 1-800-835-5095 after the Exchange Offer is complete to learn the effect of the exchange on your account. Further, Series A Preferred Stock will not count toward your basis of available funds for participant loans or any type of in-service withdrawal under the Plan. Please also note that when you become entitled to a distribution of your benefit from the Plan, distributions of the Series A Preferred Stock attributable to your account will only be made in-kind.
SHARES OF CLASS A COMMON STOCK OUTSIDE THE PLAN: If you hold shares of Class A Common Stock directly outside of the Plan, you will receive, under separate cover, an Offer to Exchange and a Letter of Transmittal which can be used to tender for exchange such shares of Class A Common Stock. That Letter of Transmittal may not be used to direct Fidelity to tender for exchange or not tender for exchange the shares of Class A Common Stock attributable to your individual account under the Plan. The direction to tender for exchange or not tender for exchange shares of Class A Common Stock attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter and on the Trustee Direction Form enclosed in this mailing. Similarly, the enclosed Trustee Direction Form may not be used to exchange non-Plan shares of Class A Common Stock.
FURTHER INFORMATION: If you require additional information concerning the procedure to tender for exchange shares of Class A Common Stock attributable to your individual account under the Plan in the Exchange Offer, please contact Fidelity at 1-800-835-5095. If you require additional information concerning the terms and conditions of the Exchange Offer, please call D.F. King, the information agent for the Exchange Offer, at 1-800-949-2583 (toll-free).
Sincerely,
Fidelity Management Trust Company

TRUSTEE DIRECTION FORM
You can communicate your election to Fidelity as follows:
1. You can mail this form in the enclosed postage-paid return envelope to Fidelity’s tabulation agent at P.O. Box 9142, Hingham, MA 02043;
2. You can overnight the form to Fidelity’s tabulation agent at Tabulator, 60 Research Road, Hingham, MA 02043;
PLEASE NOTE, that any mailed form must be RECEIVED, not just postmarked, by the deadline, in order to be valid.
DIRECTION FORM
REVLON, INC. EXCHANGE OFFER
BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE ACCOMPANYING OFFER TO
EXCHANGE, LETTER TO PLAN PARTICIPANTS AND ALL OTHER ENCLOSED MATERIALS.
REVLON, INC. HAS COMMENCED AN EXCHANGE OFFER PURSUANT TO WHICH HOLDERS OF SHARES OF REVLON, INC. CLASS A COMMON STOCK (THE “COMMON SHARES”) MAY, ON A VOLUNTARY BASIS, ELECT TO EXCHANGE THEIR COMMON SHARES, ON A ONE-FOR-ONE BASIS, FOR NEWLY-ISSUED SHARES OF REVLON, INC. SERIES A PREFERRED STOCK (THE “PREFERRED SHARES”).
AS A PARTICIPANT IN THE REVLON EMPLOYEES’ SAVINGS, INVESTMENT AND PROFIT SHARING PLAN (THE “PLAN”), ALL OR A PORTION OF YOUR INDIVIDUAL ACCOUNT IS INVESTED IN THE REVLON STOCK FUND WHICH HOLDS COMMON SHARES.
PLEASE USE THIS FORM TO PROVIDE DIRECTION TO FIDELITY MANAGEMENT TRUST COMPANY (“FIDELITY”), THE TRUSTEE OF THE PLAN, AS TO YOUR DESIRE TO PARTICIPATE IN THE EXCHANGE OFFER. NOTE THAT IF YOU DO NOT PROVIDE A DIRECTION TO FIDELITY SO THAT IT IS RECEIVED BY 4:00 P.M., NEW YORK CITY TIME ON SEPTEMBER 3, 2009, UNLESS THE EXCHANGE OFFER IS EXTENDED, THE COMMON SHARES ATTRIBUTABLE TO YOUR ACCOUNT UNDER THE PLAN WILL NOT BE TENDERED FOR EXCHANGE IN ACCORDANCE WITH THE EXCHANGE OFFER, UNLESS OTHERWISE REQUIRED BY LAW.

Date

Please Print Name

Signature

FIDELITY MAKES NO RECOMMENDATION TO ANY PARTICIPANT IN THE PLAN AS TO WHETHER TO DIRECT THE EXCHANGE OF COMMON SHARES FOR PREFERRED SHARES OR NOT. YOUR DIRECTION TO FIDELITY WILL BE KEPT CONFIDENTIAL.
ALSO, NEITHER THE COMPANY, ITS MANAGEMENT, ITS BOARD OF DIRECTORS NOR THE PLAN’S INVESTMENT COMMITTEE MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE EXCHANGE OFFER. IT IS UP TO YOU TO MAKE YOUR OWN INVESTMENT DECISIONS; YOU SHOULD REFER TO THE EXCHANGE OFFER DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THE “RISK FACTORS” AS TO THE COMMON SHARES AND THE PREFERRED SHARES; AND YOU SHOULD CONSULT YOUR OWN ATTORNEYS, FINANCIAL ADVISORS AND/OR TAX ADVISORS AS TO LEGAL, FINANCIAL OR TAX ADVICE WITH RESPECT TO YOUR PARTICIPATION IN THE EXCHANGE OFFER.
THIS DIRECTION FORM, IF PROPERLY SIGNED, COMPLETED AND RECEIVED BY FIDELITY’S EXCHANGE OFFER TABULATOR IN A TIMELY MANNER, WILL SUPERSEDE ANY PREVIOUS DIRECTION FORM.
AS REQUIRED BY APPLICABLE LAW, FIDELITY, AS THE PLAN TRUSTEE, WILL DISREGARD YOUR INSTRUCTIONS TO TENDER COMMON SHARES IF IT DETERMINES THAT BY FOLLOWING THEM IT WOULD RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (INCLUDING THE LAWS, RULES, REGULATIONS AND INTERPRETATIONS THEREUNDER, “ERISA”).
As of August 4, 2009, the number of Common Shares attributable to your account in the Plan is shown to the right of your address.
In connection with the Exchange Offer made by Revlon, Inc., dated August 10, 2009, I hereby instruct Fidelity to offer to exchange the Common Shares attributable to my account under the Plan as of September 4, 2009 for Preferred Shares, unless a later expiration date is announced, as follows (check only one box and complete):
☐ Box 1	I direct Fidelity to offer to exchange ALL of the Common Shares attributable to my account in the Plan for Preferred Shares. Fidelity will round down this election to the nearest number of whole Common Shares and tender such shares into the Exchange Offer; any fractional Common Shares will remain in my account until I direct otherwise.

☐ Box 2	I direct Fidelity to offer to exchange ___ percent (insert a percentage in whole numbers less than 100%) of the Common Shares attributable to my account in the Plan for Preferred Shares. Based on that percentage of my Common Shares, Fidelity will round down this election to the nearest number of whole Common Shares and tender such shares into the Exchange Offer; any fractional Common Shares will remain in my account until I direct otherwise.

☐ Box 3	I direct Fidelity NOT to offer to exchange any of the Common Shares attributable to my account in the Plan.